AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2001
                                                  REGISTRATION NO. 333-53656
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                  PRE-EFFECTIVE
                                    AMENDMENT
                                     NO 2 TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                            ON TECHNOLOGY CORPORATION

             (Exact name of Registrant as specified in its charter)

           DELAWARE                                       04-3162846
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                     Identification Number)

                                  WALTHAM WOODS
                          880 WINTER STREET, BUILDING 4
                             WALTHAM, MA 02451-1449
                                 (781) 487-3300

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         ------------------------------
                                   COPIES TO:

           ROBERT L. DORETTI                        GABOR GARAI, ESQ.
        ON TECHOLOGY CORPORATION               EPSTEIN BECKER & GREEN, P.C.
             WALTHAM WOODS                     75 STATE STREET, 27TH FLOOR
     880 WINTER STREET, BUILDING 4                  BOSTON, MA  02109
         WALTHAM, MA 02451-1449                      (617) 342-4000
             (781) 487-3300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

===========================================================================================================
                                           CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE   PROPOSED MAXIMUM      AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED(1)(2)    PER SHARE(3)     OFFERING PRICE    REGISTRATION FEE
---------------------------------   ----------------   --------------   ----------------   ----------------
Common Stock, $0.01 par value....      2,800,000          $ .875           $2,450,000         $ 612.50 (4)
===========================================================================================================

(1) The shares in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares that may become issuable as a result of any share split, share dividend or similar event.

(2) Shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants held by existing shareholders of ON Technology Corporation who are the selling shareholders under this Registration Statement. An indeterminate number of additional shares is registered under this Registration Statement that may be issued, as provided in the Common Stock Purchase Warrants, to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on January 11, 2001.

(4) The Registrant is not submitting payment of the registration fee with this filing because the securities covered by the Registration Statement are being issued in exchange for securities previously registered under Registration Statement No. 333-95333, and the Registrant previously paid a registration fee in connection with such registration.

                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS
----------

ON TECHNOLOGY CORPORATION
WALTHAM WOODS
880 WINTER STREET, BUILDING 4
WALTHAM, MA 02451-1449
Telephone Number: (781) 487-3300



                            ON TECHNOLOGY CORPORATION

                                2,800,000 SHARES
                                  COMMON STOCK

                               ------------------

         These shares may be offered and sold from time to time by certain stockholders of ON Technology Corporation, identified in this prospectus. See "Selling Stockholders." On December 18, 2000, the selling stockholders, Castle Creek Technology Partners LLC ("Castle Creek") and Marshall Capital Management, Inc. ("Marshall Capital" and together with Castle Creek, the "Investors") acquired warrants to purchase a total of 2,800,000 shares of common stock on ON. As of January 8, 2001, the selling stockholders have exercised these warrants for a total of 706,379 shares of common stock of ON. ON has also registered 1,029,674 shares of common stock for sale by the Investors under a separate registration statement on Form S-3 (Registration No. 333-95333).

         The selling stockholders will receive all of the net proceeds from the sale of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. ON will not receive any proceeds from the sale of the shares other than the exercise price payable to ON upon exercise of the warrants.

         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

         ON's common stock is quoted on the NASDAQ National Market under the symbol "ONTC." On January 19, 2001, the last reported sale price of the common stock was $1.4688 per share.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                            ------------------------



                                January 22, 2001

                                TABLE OF CONTENTS




                                                                            PAGE
                                                                            ----

Information Incorporated by Reference......................................... 1
Forward Looking Information................................................... 2
ON Technology Corporation..................................................... 3
Where to Find Additional Information about ON................................. 3
Risk Factors.................................................................. 3
Use of Proceeds...............................................................15
Private Placement to Selling Stockholders.....................................15
Selling Stockholders' Stock Ownership ........................................16
Plan of Distribution..........................................................18
Material Changes..............................................................19
Interests of Named Experts and Counsel........................................19
Legal Matters.................................................................19
Experts.......................................................................19



You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of ON common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                      INFORMATION INCORPORATED BY REFERENCE


         The SEC allows us to "incorporate by reference" in this prospectus the information contained in other documents that we file with them. This means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we incorporate by reference are:

1. Our Current Report on Form 8-K dated January 4, 2000 relating to the sale of common stock and warrants to Castle Creek Technology Partners LLC and Marshall Capital Management, Inc.

2. Our Current Report on Form 8-K dated January 18, 2000 relating to the sale of our MeetingMaker product line.

3. Our Current Report on Form 8-K dated February 4, 2000 relating to the appointment of Robert L. Doretti as President and Chief Executive Officer.

4.       Our Annual Report on Form 10-K for the fiscal year ended December 31,
         1999.

5.       Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

6. Our Current Report on Form 8-K dated April 11, 2000 relating to our financial results for the quarter ended March 31, 2000.

7. Our Current Report on Form 8-K dated June 9, 2000 relating to our May 26, 2000 Special Meeting of Stockholders and our relationship with Meeting Maker, Inc.

8.       Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

9.       Our Quarterly Report on Form 10-Q for the quarter ended September 30,
         2000.

10. Our Current Report on Form 8-K dated December 21, 2000 relating to our the Exchange Agreements entered into with Castle Creek Technology Partner LLC and Marshall Capital Management, Inc.

11. All of our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

12. The description of our common stock contained in the Registration Statement on Form 8-A as filed with the SEC on August 1, 1995.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Chief Executive Officer, ON Technology Corporation, Waltham Woods, 880 Winter Street, Building 4, Waltham, MA 02451-1449, telephone number (781) 487-3300.

                           FORWARD LOOKING INFORMATION


         This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including statements under the caption "Risk Factors." Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual reports on Form 10-K for the fiscal year ended December 31, 1999, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, which reports are incorporated by reference, and comparably named sections of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                            ON TECHNOLOGY CORPORATION

         We provide enterprise desktop management software for heterogeneous enterprise networks that is open, scalable, and easy to use and administer. Our principal product, ON COMMAND CCM, or CCM, is designed to address the enterprise desktop management requirements of large organizations. This product is an advanced system for managing and controlling PC software across corporate networks and the internet. It also provides a single, integrated system for managing desktop and mobile PCs from a centralized server. ON COMMAND CCM can be deployed across most major hardware platforms and network operating systems and protocols.


                  WHERE TO FIND ADDITIONAL INFORMATION ABOUT ON

         We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including the locations of regional offices. Our SEC filings are also available to the public from our Web site at http://www.on.com, or at the SEC's Web site at http://www.sec.gov. Information on our Web site does not constitute part of this prospectus.


                                  RISK FACTORS

PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED BECAUSE OF A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

THE COMPANY IS CURRENTLY EXPERIENCING CASH FLOW DEFICITS AND MAY CONTINUE TO EXPERIENCE CASH FLOW DEFICITS IN THE FORESEEABLE FUTURE.

         For the fiscal quarter ended September 30, 2000, ON had operating losses of approximately $1,314,000 producing significant negative cash flow. ON has continued to experience operating losses and negative cash flow in the fourth quarter of fiscal 2000. Management believes that the Company will continue to experience operating losses and negative cash flows for the foreseeable future. If the Company does not achieve positive cash flow by December 31, 2001, it will not have cash, cash equivalents or borrowing capacity sufficient to fund its operations and, accordingly, the Company would have to seek external equity or debt financing to continue its operations. There can be no assurance that we will be able to secure such external financing.

OUR MARKETING REQUIRES SIGNIFICANT INVESTMENTS

         Sales of products require significant up-front investments in marketing, technical and financial resources. We have adopted a marketing strategy using a direct sales force and in-field service organization. This strategy requires significant investments in marketing and technical personnel, retraining of existing personnel, ongoing product development and creation of an in-field service organization. We have developed valuable marketing and service experience and expertise in Europe and, recently, in the United States. However, there can be no assurance that we will be able to continue to expand and apply such experience and expertise to our target market.

A SIGNIFICANT PORTION OF OUR REVENUES DERIVES FROM A RELATIVELY SMALL NUMBER OF CUSTOMERS

         For the twelve months ended December 31, 1998, one customer accounted for $3.5 million, or 18% of net revenue from ON's current products. For the twelve months ended December 31, 1999, two customers accounted for $7.6 million, or 24.5% of net revenue. It is possible that in the future other customers will account for more than 10% of ON's net revenues.

WE WILL NEED TO EXPAND OUR DISTRIBUTION CHANNELS IN ORDER TO DEVELOP OUR BUSINESS AND INCREASE REVENUE

         We sell our products through our direct sales force and a limited number of distributors, and we provide maintenance and support services through our technical and customer support staff. We plan to continue to invest large amounts of resources in our direct sales force, particularly in North America. In addition, we are developing additional sales and marketing channels through value added resellers, system integrators, original equipment manufacturers and other channel partners. We may not be able to attract channel partners that will be able to market our products effectively, or that will be qualified to provide timely and cost-effective customer support and service. If we establish distribution through such indirect channels, our agreements with channel partners may not be exclusive. As a result, such channel partners may also carry competing product lines. If we do not establish and maintain such distribution relationships, this could materially adversely affect our business, operating results, and financial condition.

IF THE MARKET FOR OUR ENTERPRISE DESKTOP MANAGEMENT SOFTWARE SOLUTIONS DOES NOT CONTINUE TO DEVELOP AS WE ANTICIPATE, OUR ABILITY TO GROW OUR BUSINESS AND SELL OUR PRODUCTS WILL BE ADVERSELY AFFECTED

         In recent years, the market for enterprise software solutions has been characterized by rapid technological change, frequent new product announcements and introductions, and evolving industry standards. In response to advances in technology, customer requirements have become increasingly complex, resulting in industry consolidation of product lines offering similar or related functionality. In particular, we believe that a market exists for integrated enterprise-wide infrastructure management solutions. However, the existence of such a market is unproven. If such a market does not fully develop, this could have a materially adverse effect on our business, results of operations, and financial condition. Regardless of the development of a market for integrated infrastructure management solutions, factors adversely affecting the pricing of, demand for, or market acceptance of our enterprise desktop management applications could have a material adverse effect on our business, results of operations, and financial condition.

IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S EVOLVING TECHNOLOGY STANDARDS, OR DO NOT CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS, SALES OF OUR PRODUCTS MAY DECLINE

         As a result of rapid technological change in our industry, our position in existing markets or other markets that we may enter can be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance depend in part upon our ability to improve existing products and develop and introduce new products that keep pace with technological advances, meet changing customer needs, and respond to competitive products. Our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments.

THE TECHNOLOGICAL REQUIREMENTS OF OUR PRODUCTS MAY PRESENT CHALLENGES IN PRODUCT DEVELOPMENT WHICH, IF WE CANNOT MEET, MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         The technological demands of our current products require a commitment of significant ongoing financial, technical and personnel resources to product development, training of service technicians and customer training. Because our historical products were not as technologically sophisticated as our current products, we have not to date made all of the required investment and have not proven that we can develop and maintain the organization required to support such products. We believe that our experience to date will provide a valuable base on which to build the necessary financial, technical and personnel resources to continue to sell, market, develop and support our products. However, there can be no assurance that we will be able to expand and develop our resources to support our products.

         Our current products are typically larger and more complex than the products that we have previously developed. Our ability to continue to enhance our current products to meet customer and market requirements will depend substantially on our ability to effectively manage this development effort, to attract and retain the required development personnel in Waltham, Massachusetts and Starnberg, Germany and to coordinate and manage geographically remote development efforts.

         We have experienced product development delays in the past and may experience delays in the future. Difficulties in product development could delay or prevent the successful introduction or marketing of new or improved products. Any such new or improved products may not achieve market acceptance. Our current or future products may not conform to industry requirements. If, for technological or other reasons, we are unable to develop and introduce new and improved products in a timely manner, our business, operating results, and financial condition could be adversely affected.

ERRORS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT COSTS TO US AND COULD IMPAIR OUR ABILITY TO SELL OUR PRODUCTS

         Because our software products are complex, these products may contain errors that could be detected at any point in a product's life cycle. In the past, we have discovered software errors in certain of our products and have experienced delays in shipment of our products during the period required to correct these errors. Despite testing by ON and by current and potential customers, errors in our products may be found in the future. Detection of such errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. If any of these results were to occur, our business, operating results and financial condition could be materially adversely affected.

IN THE FUTURE, INCLUSION OF FUNCTIONS PROVIDED BY OUR PRODUCTS IN SYSTEM SOFTWARE AND APPLICATION SUITES MAY AFFECT OUR COMPETITIVE POSITION

         In the future, vendors of operating system software and applications sold for a single price (generally referred to as application suites) may continue to enhance their products to include functions that are currently provided by our products. In addition, some vendors may bundle these products in their existing application suites at no additional charge. The widespread inclusion of the functions provided by our products as standard features of operating system software could render our products obsolete and unmarketable particularly if the quality of such functions were comparable to the functions offered by our products. Furthermore, even if the software functions provided as standard features by operating systems are more limited than those of our products, there is no assurance that a significant number of customers would not elect to accept such functions instead of purchasing additional software. If we were unable to develop new software products to further enhance operating systems and to successfully replace any obsolete products, our business, financial condition, prospects and results of operations would be materially and adversely affected.

NEW PRODUCT INTRODUCTIONS AND THE ENHANCEMENT OF EXISTING PRODUCTS BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS

         The market for our products is highly competitive and diverse. The technology for enterprise desktop management software products can change rapidly. New products are frequently introduced and existing products are continually enhanced. Competitors vary in size and in the scope and breadth of the products and services offered.

         We face competition from a number of sources, including:

o large and established companies such as Microsoft, Computer Associates and IBM/Tivoli which offer client management capabilities as part of their systems, network or desktop management systems;

o software companies and others who provide application suites such as Intel and Network Associates, whose products include client management applications;

o information technology and systems management companies such as IBM, Computer Associates International, and Hewlett-Packard Company; and

o the internal information technology departments of those companies with infrastructure management needs.

         In addition, Microsoft has announced Windows 2000 ("W2K"), which includes a set of technologies that address some of the same client management issues as CCM.

         Some of our current and many of our potential competitors have much greater financial, technical, marketing, and other resources than we have. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer needs. They may also be able to devote greater resources to the development, promotion, and sale of their products than we can. We may not be able to compete successfully against current and future competitors. In addition, competitive pressures faced by us may materially adversely affect our business, operating results, and financial condition.

NEW COMPETITORS AND ALLIANCES AMONG EXISTING COMPETITORS COULD IMPAIR OUR ABILITY TO RETAIN AND EXPAND OUR MARKET SHARE

         Because competitors can easily penetrate the software market, we anticipate additional competition from other established and new companies as the market for enterprise desktop management applications develops. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties. Large software companies may acquire or establish alliances with our smaller competitors. We expect that the software industry will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

SYSTEM MANAGEMENT COMPANIES MAY ACQUIRE ENTERPRISE DESKTOP MANAGEMENT PROVIDERS AND CLOSE THEIR SYSTEMS TO OUR PRODUCTS, WHICH COULD HURT OUR ABILITY TO SELL OUR PRODUCTS

         Our ability to sell our products depends in part on their compatibility with and support by providers of system management products, including Tivoli, Computer Associates, and Hewlett-Packard. Both Tivoli and Hewlett-Packard have recently acquired providers of help desk software products. These providers of system management products may decide to close their systems to competing vendors like us. They may also decide to bundle their infrastructure management and/or help-desk software products with other products for enterprise licenses for promotional purposes or as part of a long-term pricing strategy. If that were to happen, our ability to sell our products could be adversely affected. Increased competition may result from acquisitions of help desk and other infrastructure management software vendors by system management companies. The results of increased competition, including price reductions of our products, reduced gross margins, and reduction of market share, could materially adversely affect our business, operating results, and financial condition.

DUE TO THE TECHNOLOGICAL CHALLENGES ASSOCIATED WITH OUR CURRENT PRODUCTS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO CONDUCT THE BUSINESS AS PRESENTLY CONTEMPLATED

         Our product development, marketing and sales costs for our current products are approximately $1,250,000 to $1,750,000 per month. We believe that we have enough cash to fund these costs through December 31, 2001. There can be no assurance that our estimate of the marketing, sales and product development costs of the CCM products is correct, or that these costs will not exceed our available financial resources, or that we will be locate additional sources of financing, if and when needed.

OUR INCREASING RELIANCE ON INTERNATIONAL REVENUE COULD ADVERSELY AFFECT OUR OPERATING RESULTS

         In fiscal 1998 and fiscal 1999, total revenue from international licenses (license revenue from outside the United States) represented approximately 54% of our total revenue. For the fiscal year 2000 and thereafter, we expect that international revenue may constitute a significantly greater portion of our total revenue. Accordingly, a greater percentage of our total revenue may be subject to the risks inherent in international sales, including the impact of fluctuating exchange rates on demand for our products, longer payment cycles, greater difficulty in protecting intellectual property, greater difficulty in accounts receivable collection, unexpected changes in legal and regulatory requirements, seasonality due to the slowdown of European business activity in the third quarter and tariffs and other trade barriers. There can be no assurance that these factors will not have a materially adverse effect on our future international license revenue.

         Our continued growth and profitability will require continued expansion of our international operations, particularly in Europe, Latin America, and the Pacific Rim. Accordingly, we intend to expand our current international operations and enter additional international markets. Such expansion will require significant management attention and financial resources. We have only limited experience in developing local-language versions of our products and marketing and distributing our products internationally. We may not be able to successfully translate, market, sell and deliver our products internationally. If we are unable to expand our international operations successfully and in a timely manner, our business, operating results, and financial condition could be adversely affected.

AS OUR EXPANDING INTERNATIONAL OPERATIONS IN EUROPE AND ELSEWHERE ARE INCREASINGLY CONDUCTED IN CURRENCIES OTHER THAN THE U.S. DOLLAR, FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY EXCHANGE LOSSES

         A large portion of our business is conducted in foreign currencies. Fluctuations in the value of foreign currencies relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. We cannot predict the effect of exchange rate fluctuations upon future operating results. We may experience currency losses in the future. We may implement a foreign exchange hedging program, consisting principally of purchases of one month forward-rate currency contracts. However, our hedging activities may not adequately protect us against the risks associated with foreign currency fluctuations.

         On January 1, 1999, certain member states of the European Economic Community, the EEC, fixed their respective currencies to a new currency, the euro. On that date, the euro became a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these EEC member states will be conducted in both the existing national currencies, such as the French franc or deutsche mark, and the euro. Issues related to the introduction of the euro may materially adversely affect our business, operating results, and financial condition.

WE HAVE A HISTORY OF LOSSES, WE CANNOT PREDICT OUR FUTURE OPERATING RESULTS AND WE CANNOT ASSURE OUR CONTINUED PROFITABILITY

         Through September 30, 2000, we have recorded cumulative net losses of approximately $64.7 million. In addition, our products and marketing strategy have changed substantially since the mid-1990s. We have acquired or developed a significant number of products in the last five years. As a result, prediction of our future operating results is difficult, if not impossible. There can be no assurance that we will become or remain profitable on a quarterly or annual basis. In addition, we do not believe that the growth in revenues we have experienced in recent years is necessarily indicative of future revenue growth or future operating results.

FUTURE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS DUE TO A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL, COULD ADVERSELY AFFECT OUR STOCK PRICE

         Our quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond our control. These factors include, among others:

o our ability to develop, introduce and market new and enhanced versions of our software on a timely basis;

o market demand for our software; the size, timing and contractual terms of significant orders;

o the timing and significance of new software product announcements or releases by ON or our competitors; changes in our pricing policies or our competitors;

o changes in our business strategies; budgeting cycles of our potential customers;

o        changes in the mix of software products and services sold;

o reliance on indirect sales forces like systems integrators and channels;

o changes in the mix of revenues attributable to domestic and international sales; and

o the impact of acquisitions of competitors; seasonal trends; the cancellations of licenses or maintenance agreements; product life cycles; software defects and other product quality problems; and personnel changes.

         We have often recognized a substantial portion of our revenues in the last month or weeks of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. In the event of any downturn in potential customers' businesses or the economy in general, planned purchases of our products may be deferred or canceled, which could have a material adverse effect on our business, operating results and financial condition.

WE MAY ENGAGE IN REORGANIZATIONS OR RESTRUCTURINGS

         We have engaged in reorganizations and restructurings over the past five years. Furthermore, we cannot be sure that we will not engage in further reorganizations or restructurings in the future.

OUR SALES CYCLE IS LONG AND UNPREDICTABLE, AND POTENTIAL DELAYS IN THE CYCLE MAKE OUR REVENUES SUSCEPTIBLE TO FLUCTUATIONS

         The licensing of our software generally requires us to engage in a sales cycle that typically takes approximately four to nine months to complete. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the size of the transaction and the level of competition which we encounter in our selling activities. During the sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. Any delay in the sales cycle of a large license or a number of smaller licenses could have a material adverse effect on our business, operating results and financial condition.

SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS MAY AFFECT OUR QUARTERLY OPERATING RESULTS

         Our business has experienced and is expected to continue to experience seasonality. Our revenues and operating results in our December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, and from the efforts of our sales force to meet fiscal year-end sales quotas. In addition, we are currently attempting to expand our presence in international markets, including Europe. International revenues comprise a significant percentage of our total revenues, and we may experience additional variability in demand associated with seasonal buying patterns in such foreign markets.

FUTURE ACQUISITIONS PRESENT RISKS WHICH COULD ADVERSELY AFFECT OUR BUSINESS

         In the future, ON may make acquisitions of, or large investments in, other businesses that offer products, services, and technologies that further our goal of providing enterprise desktop management software solutions to businesses or which complement our current business. Any future acquisitions or investments that we may complete present risks commonly encountered with these types of transactions. The following are examples of such risks:

o difficulty in combining the technology, operations, or work force of the acquired business;

o        disruption of on-going businesses;

o difficulty in realizing the potential financial and strategic position of ON through the successful integration of the acquired business;

o difficulty in maintaining uniform standards, controls, procedures, and policies;

o possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel;

o difficulty in adding significant numbers of new employees, including training, evaluation, and coordination of effort of all employees towards our corporate mission;

o        diversion of management attention;

o difficulty in obtaining preferred acquisition accounting treatment for these types of transactions; likelihood that future acquisitions will require purchase accounting resulting in increased intangible assets and goodwill, substantial amortization of such assets and goodwill, and a negative impact on reported earnings; and

o        potential dilutive effect on earnings.

         The risks described above, either individually or in the aggregate, could materially adversely affect our business, operating results, and financial condition. Future acquisitions, if any, could provide for consideration to be paid in cash, shares of ON common stock, or a combination of cash and ON common stock.

OUR ABILITY TO MANAGE GROWTH WILL AFFECT OUR ABILITY TO ACHIEVE AND MAINTAIN PROFITABILITY

         We have grown significantly in recent periods, with total CCM revenues increasing from $8.6 million in fiscal 1997, to $11.3 million in fiscal 1998, and to $23.5 million in fiscal 1999. Total CCM revenues for the nine-month period ended September 30, 200- were approximately $11.0 million. If we achieve our growth plans, such growth may burden our operating and financial systems. This burden will require large amounts of senior management attention and will require the use of other ON resources. Our ability to compete effectively and to manage future growth (and our future operating results) will depend in part on our ability to implement and expand operational, customer support, and financial control systems and to expand, train, and manage our employees. In particular, in connection with acquisitions, we will be required to integrate additional personnel and to augment or replace existing financial and management systems. Such integration could disrupt our operations and could adversely affect our financial results. We may not be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. Any failure to do so could materially adversely affect our business, operating results, and financial condition.

OUR BUSINESS DEPENDS IN LARGE PART UPON THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY THE LOSS OF WHICH WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS

         Our success is heavily dependent upon our proprietary software technology. We rely on a combination of contractual rights, trademarks, trade secrets and copyright to establish and protect our proprietary rights in software.

         We use a printed "shrink-wrap" license for users of our products distributed through traditional distribution channels in order to protect our copyrights and trade secrets in those products. Since these shrink-wrap licenses are not signed by the licensee, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions. If such licenses are not enforceable, the user would not be bound by the license terms, including the terms which seek to protect our proprietary technology. If the printed shrink-wrap licenses prove to be unenforceable, this may have a material adverse effect on our business, financial condition, prospects and results of operations.

         The laws of some foreign countries either do not protect our proprietary rights or offer only limited protection for those rights. Furthermore, in countries with a high incidence of software piracy, we may experience a higher rate of piracy of our products.

         We have obtained registrations in the United States for the following trademarks: ON Technology, MeetingMaker, CCM, ON Command CCM, Notework, DaVinci Systems, ON Technology & Design, ON Location and Instant Update. We have filed for the trademark "ON Command CCM" in the European Community, Canada and Australia. As a result, we may not be able to prevent a third party from using our trademarks in many foreign jurisdictions. We have not to date registered any of our copyrights.

         There can be no assurance that the steps taken by ON to protect our proprietary software technology will be adequate. Lesser sensitivity by corporate, government or institutional users to avoiding infringement of propriety rights could have a material adverse effect on our business, financial condition, prospects and results of operations.

         There has been substantial litigation in the software industry involving intellectual property rights of technology companies. We have not been involved in any such litigation. Although we do not believe that we are infringing the intellectual property rights of others, any involvement in this type of litigation may have a material adverse effect on our business, financial condition, prospects and results of operations. In addition, since we may acquire or license a portion of the software included in our future products from third parties, our exposure to infringement actions may increase because we must rely upon these third parties for information as to the origin and ownership of any software being acquired. We generally obtain representations as to the origin and ownership of such acquired or licensed software and we generally obtain indemnification to cover any breach of such representations. However, there can be no assurance that these representations are accurate or that such indemnification will provide us with adequate compensation for a breach of these representations. In the future, we may need to initiate litigation to enforce and protect trade secrets and other intellectual property rights owned by us. We may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. This litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on our business, financial condition, prospects and results of operations. Adverse rulings or findings in such litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. Any one of these items could have a material adverse effect on our business, condition, prospects and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available to us on reasonable terms, or at all.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGY OR TRADEMARKS AND THIS COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE COSTS

         We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Such laws provide only limited protection. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to our data model and other proprietary information underlying our licensed applications. Such means of protecting our proprietary rights may not be adequate. Additionally, our competitors may independently develop similar or superior technology. Policing unauthorized use of software is difficult and, while we do not expect software piracy to be a persistent problem, some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources, and could materially adversely affect our business, operating results, and financial condition.

THIRD PARTIES COULD ASSERT, FOR COMPETITIVE OR OTHER REASONS, THAT OUR PRODUCTS INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, AND SUCH CLAIMS COULD INJURE OUR REPUTATION, CONSUME TIME AND MONEY, AND ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS

         While we are not aware that any of our software product offerings infringe the proprietary rights of third parties, third parties may claim infringement with respect to our current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse effect on our business, operating results, and financial condition.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS TO US

         Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Such limitation of liability provisions may, however, not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims. We may be subject to such claims in the future. A product liability claim could materially adversely affect our business, operating results, and financial condition.

OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND IF THEY CHOOSE TO LEAVE ON, IT COULD HARM OUR BUSINESS

         Our success will depend to a significant extent on the continued service of our senior management and certain other key employees, including selected sales, consulting, technical and marketing personnel. While our employees are required to sign standard agreements concerning confidentiality and ownership of inventions, few of our employees are bound by an employment or noncompetition agreement. In addition, we do not generally maintain key man life insurance on any employee. The loss of the services of one or more of our executive officers or key employees or the decision of one or more such officers or employees to join a competitor or otherwise compete directly or indirectly with us could have a material adverse effect on our business, operating results and financial condition.

WE WILL NEED TO RECRUIT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL TO SUCCESSFULLY GROW OUR BUSINESS

         Our future success will likely depend in large part on our ability to attract and retain additional highly skilled technical, sales, management, and marketing personnel. Competition for such personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel. New employees generally require substantial training in the use of our products. We may not succeed in attracting and retaining such personnel. If we do not, our business, operating results, and financial condition could be materially adversely affected.

FUTURE CHANGES IN THE FEDERAL IMMIGRATION LAWS COULD LIMIT OUR ABILITY TO RECRUIT AND EMPLOY SKILLED TECHNICAL PROFESSIONALS FROM OTHER COUNTRIES, AND THIS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS

         To achieve our business objectives, we must be able to recruit and employ skilled technical professionals from other countries. Any future shortage of qualified technical personnel who are either United States citizens or otherwise eligible to work in the United States could increase our reliance on foreign professionals. Many technology companies have already begun to experience shortages of such personnel. Any failure to attract and retain qualified personnel as necessary could materially adversely affect our business and operating results. Foreign computer professionals such as those employed by us typically become eligible for employment in the United States by obtaining a nonimmigrant visa. The number of nonimmigrant visas is limited by federal immigration law. Currently, Congress is considering approving an increase in the number of visas available. We cannot predict whether such legislation will ultimately become law. We also cannot predict what effect any future changes in the federal immigration laws will have on our business, operating results, or financial condition.

BECAUSE ON'S OFFICERS AND DIRECTORS OWN A LARGE PORTION OF ON COMMON STOCK, THEY MAY BE ABLE TO CONTROL MOST MATTERS REQUIRING STOCKHOLDER APPROVAL, AND THIS MAY PREVENT OR DISCOURAGE POTENTIAL BIDS TO ACQUIRE ON

         Based on shares outstanding as of December 31, 1999, ON's officers, directors, and entities directly related to such individuals together beneficially owned approximately 18% of the outstanding shares of ON common stock. As a result, ON's officers and directors may be able to control most matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations, and sales of all or substantially all of the assets of ON. Such concentrated share ownership may prevent or discourage potential bids to acquire ON unless the terms of acquisition are approved by such officers and directors.

PROVISIONS IN OUR CHARTER DOCUMENTS AND IN DELAWARE LAW MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR ON AND PREVENT CHANGES IN OUR MANAGEMENT WHICH OUR STOCKHOLDERS FAVOR

         Certain provisions of ON's charter documents eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to increase the likelihood of continuity and stability in the composition of the ON board of directors and in the policies set by the board. These provisions also discourage certain types of transactions which may involve an actual or threatened change of control transaction. These provisions are designed to reduce the vulnerability of ON to an unsolicited acquisition proposal. As a result, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, they could have the effect of discouraging others from making tender offers for ON's shares. As a result, these provisions may prevent the market price of ON common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in the management of ON.

         ON's board of directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges, and restrictions of such preferred stock without any further vote or action by ON's stockholders. The issuance of preferred stock allows ON to have flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by the ON stockholders. As a result, the market price of the ON common stock and the voting and other rights of the holders of ON common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others. ON has no current plans to issue any shares of preferred stock.

         ON is subject to the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. The Delaware law prevents certain Delaware corporations, including ON, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes, among other things, a merger or consolidation involving ON and the interested stockholder and the sale of more than 10% of ON's assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a company and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may "opt out" of the antitakeover provisions. ON has not "opted out" of the antitakeover provisions of Delaware law.

OUR STOCK WILL LIKELY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS WHICH MAY PREVENT STOCKHOLDERS FROM RESELLING THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES

         In the past, the market price of our common stock has varied greatly and the volume of our common stock traded has fluctuated greatly as well. We expect such fluctuation to continue. The fluctuation results from a number of factors including:

o any shortfall in revenues or net income from revenues or net income expected by securities analysts;

o        announcements of new products by ON or our competitors;

o quarterly fluctuations in our financial results or the results of other software companies, including those of our direct competitors;

o changes in analysts' estimates of our financial performance, the financial performance of our competitors, or the financial performance of software companies in general;

o        general conditions in the software industry;

o        changes in prices for our products or the products of our competitors;

o changes in our revenue growth rates or the growth rates of our competitors;

o        sales of large blocks of ON common stock; and

o        conditions in the financial markets in general.

         In addition, the stock market may from time to time experience extreme price and volume fluctuations. Many technology companies, in particular, have experienced such fluctuations. Often, such fluctuations have been unrelated to the operating performance of the specific companies. The market price of our common stock may experience significant fluctuations in the future.

THE SHARES OF COMMON STOCK ISSUED UPON EXERCISE OF THE NEW WARRANTS WILL HAVE A DILUTIVE EFFECT

         The number of shares of ON's common stock issued or issuable upon exercise of the warrants (the "Warrant Shares") issued to the selling stockholders in exchange for warrants previously issued to the Investors in 1999 (the "Initial 1999 Warrants") is fixed at 2,800,000 in the aggregate (subject to adjustment for stock splits, stock dividends and similar events and to weighted average antidilution adjustments in the case of certain below-market securities issuances by ON); however, because the exercise price is $.01 per share (subject to adjustment for stock splits, stock dividends and similar events and to weighted average antidilution adjustments in the case of certain below-market securities issuances by ON), the issuance of the Warrant Shares has (in the case of Warrant Shares already issued) or will have a dilutive effect on the stockholders of ON. This effect is significantly less dilutive than the dilution that would have resulted from the exercise of the Initial 1999 Warrants. See "Private Placement to Selling Stockholders."

WE MAY SUBJECT ON TO RISK OF DELISTING BY NASDAQ

         On January 9, 2001, Nasdaq notified ON that because the closing bid price of ON's common stock has been less than $1.00 for 30 consecutive trading days, ON's common stock does not currently meet Nasdaq's requirements for continued listing on the Nasdaq National Market System. This notification does not result in immediate delisting; however, it starts a process that might result in delisting. If ON's common stock were delisted by Nasdaq, absent a listing on another exchange or quotation on another automated quotation system of a national securities association, ON would not be eligible to file a registration statement on Form S-3 with respect to any of its shares of common stock, including the Warrant Shares. Delisting could also have a material adverse effect on the price of our common stock and on the level of liquidity currently available to our shareholders.

WE WILL BE SUBJECT TO FINANCIAL PENALTIES IF THE SHARES ISSUED OR ISSUABLE UPON EXERCISE OF THE NEW WARRANTS CANNOT BE RESOLD UNDER A REGISTRATION STATEMENT ON FORM S-3


         Under the Exchange Agreements, ON must file a registration statement on Form S-3 covering the resale of the Warrant Shares on or before January 12, 2001. If such registration statement is not declared effective on or before April 12, 2001, ON must pay each of Castle Creek and Marshall Capital a penalty in an amount equal to $5,000 for each day in the first month that such registration statement is not effective plus $10,000 for each day in the following months that such registration statement is not effective. In addition, if after such registration statement has been declared effective such registration statement is not available for resales of the Warrant Shares during the two-year period commencing with its effective date for any reason outside of the control of the selling stockholders, ON must pay each of Castle Creek and Marshall Capital a penalty in an amount equal to $7,500 for each day such registration statement is not effective.

                                 USE OF PROCEEDS

         ON will not receive any proceeds from the sale of the shares by the selling stockholders. All net proceeds from the sale of ON common stock will go to the stockholders who offer and sell their respective shares.


                    PRIVATE PLACEMENT TO SELLING STOCKHOLDERS

         The following is a summary of selected information relating to the December 29, 1999 and December 18, 2000 transactions with the Investors. Copies of the Securities Purchase Agreement and the registration rights agreement entered into on December 29, 1999 (collectively, the "Original Investors Transaction Documents"), and the Exchange Agreements, the New Warrants, the Notes and Mutual General Releases entered into on December 18, 2000 (collectively, the "Exchange Documents") have been filed with the Securities and Exchange Commission, and ON will, upon request, provide a copy of these documents to any stockholder at no cost.

         On December 29, 1999, in a private placement under the Securities Act of 1933, as amended, and pursuant to the terms and conditions of the Securities Purchase Agreement by and among ON, Castle Creek Technology Partners LLC and Marshall Capital Management Inc., ON sold 1,029,674 shares of common stock (the "Investors Shares") to Castle Creek Technology Partners LLC and Marshall Capital Management Inc. (the "Investors") for an aggregate purchase price of $12,000,000 (the "Original Investors Transaction"). These shares represented approximately 7.4% of the then-total outstanding shares of ON common stock. In connection with the private placement, the Investors were issued warrants to purchase an aggregate of 514,838 shares of common stock, which warrants were subject to increase under the circumstances described below (the "Initial Warrants"). In addition, the Investors were issued warrants to purchase additional shares of common stock, which warrants were exercisable only under the circumstances below (the "Additional Warrants," and together with the Initial Warrants, the "Original Investor Warrants"). The Additional Warrants have expired by their terms.

         Since the issuance of the Original Investor Warrants, ON's common stock has traded as high as $16.00 per share. Since March 2000, the trading price of ON's common stock has declined substantially. Under the reset provisions of the Initial Warrants, the number of shares that would have been issuable to the holders of the Initial Warrants effective December 29, 2000 would have increased to represent in excess of 80% of ON's common stock. Concerned about this possibility, in the early fall ON's management contacted the Investors and began negotiations to restructure the reset provisions of the Investor Warrants. As a result of these negotiations, the Investors agreed to eliminate the reset provision contained in the Investor Warrants. On December 18, 2000, the Company entered into exchange agreements with each of the Investors pursuant to which each Investor has exchanged its Initial Warrant for a new warrant exercisable for 1,400,000 shares of common stock (each a "New Warrant" and, collectively, the "New Warrants") and a promissory note in the principal amount of $500,000 (each a "Note" and, collectively, the "Notes").

         Each New Warrant has an exercise price of $.01 per share, which is subject to proportionate adjustment in the event of a stock split, stock dividend or similar event, and to weighted-average adjustment in the event of certain issuances of securities by the Company at an offering price below the then current market price of such security. Each New Warrant expires after 5:00 p.m., Eastern Time on December 29, 2004. As of January 8, 2001, Castle Creek has exercised its New Warrant for a total of 356,284 shares of ON's common stock, and Marshall Capital has exercised its New Warrant for a total of 350,095 shares of ON's common stock.

         The principal amount of each Note is due and payable on December 31, 2001, unless a registration statement covering all the shares of the Company's common stock that are entitled to be registered under the Exchange Agreements is effective for not less than 20 trading days during the period beginning November 15, 2001 and ending December 31, 2001 (the "Measurement Period") and the average closing price of the Company's common stock for the last 20 trading days during the Measurement Period when such registration statement is effective exceeds $3.00 per share (as adjusted to reflect any stock splits, reverse stock splits, stock dividends or similar events). Interest is payable on the Notes only after a default at the rate of 9% per year.

                      SELLING STOCKHOLDERS'STOCK OWNERSHIP

         The shares covered by this prospectus consist of shares currently held by the Investors as a result of partial exercises of the New Warrants and shares that the Investors have the right to purchase upon exercise of the New Warrants.

         The number of shares that may actually be sold by each selling stockholder will be determined by the selling stockholder. Because each selling stockholder may sell all, some or none of the shares that it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares that will be held by the selling stockholders at the termination of the offering.

         The following table presents information regarding the selling stockholders. Under the Registration Rights Agreement, as amended, we are required to register for resale all of the shares issued to the selling stockholders in the 1999 private placement and the shares issuable to the selling stockholders upon full exercise of the New Warrants.

         Under their terms, the New Warrants are exercisable by any stockholder only to the extent that the number of shares outstanding, together with the number of shares beneficially owned by the holder, would not be more than 4.9% of the total shares outstanding. This beneficial ownership is determined under section 13(d) of the Securities Exchange Act of 1934.

         The percentages shown in the table are based upon 14,920,839 shares outstanding as of January 8, 2001. The numbers shown in the column "Number of Shares Being Offered" include additional shares that may be issuable to the selling stockholders upon exercise of the New Warrants.

         The selling stockholders have advised us that they are the beneficial owners of the shares being offered.

                                              NUMBER OF SHARES                                NUMBER OF SHARES
                                             BENEFICIALLY OWNED                              BENEFICIALLY OWNED
                                             PRIOR TO OFFERING                               AFTER OFFERING (3)
                                        ----------------------------                     -----------------------------
                                         SHARES OF     PERCENTAGE OF    NUMBER OF          SHARES OF     PERCENTAGE OF
SELLING STOCKHOLDERS                    COMMON STOCK   COMMON STOCK   SHARES OFFERED     COMMON STOCK    COMMON STOCK
--------------------------------------- ------------   -------------  --------------     ------------    -------------
Castle Creek Technology Partners LLC...  731,397 (1)       4.9%         1,400,000              0               0%

Marshall Capital Management, Inc.......  731,397 (2)       4.9%         1,400,000              0               0%

(1) Includes 725,753 shares held beneficially and of record by Castle Creek and 5,644 shares issuable upon exercise of the New Warrants held by Castle Creek. Does not include 1,038,071 shares remaining available for exercise under the New Warrants held by Castle Creek which by their terms cannot be exercised at any time to the extent that exercise would result in Castle Creek having beneficial ownership of more than 4.9% of the total number of shares outstanding at the time of exercise. For example, while Castle Creek may exercise its New Warrant for and sell 1,043,715 or more shares over the life of its New Warrant, it may not currently exercise its New Warrant to the extent that it would at the time of exercise beneficially own more than 731,397 shares, based upon 14,920,839 shares outstanding as of January 8, 2001, and assuming that at the time of exercise, it does not beneficially own any other shares. If the total number of shares outstanding increases, including as a result of issuance of outstanding shares upon exercise of the New Warrants, then the number of shares that Castle Creek can own at any one time would also increase.

         Castle Creek Partners LLC is the investment manager for Castle Creek Technology Partners LLC, and consequently may be deemed to have voting control and investment discretion over the securities held by Castle Creek Technology Partners LLC. Castle Creek Partners LLC disclaims beneficial ownership of all securities owned by Castle Creek Technology Partners LLC. Daniel Asher, a member of Castle Creek Partners LLC, may be deemed as a result thereof to be a beneficial owner of the securities held by Castle Creek Technology Partners LLC. Mr. Asher disclaims such beneficial ownership.


(2) Includes 724,934 shares held beneficially and of record by Marshall Capital and 6,463 shares issuable upon exercise of the New Warrants held by Marshall Capital. Does not include 1,043,442 shares remaining available for exercise under the New Warrants held by Marshall Capital which by their terms cannot be exercised at any time to the extent that exercise would result in Marshall Capital having beneficial ownership of more than 4.9% of the total number of shares outstanding at the time of exercise. For example, while Marshall Capital may exercise its New Warrant for and sell 1,049,905 or more shares over the life of its New Warrant, it may not currently exercise its New Warrant to the extent that it would at the time of exercise beneficially own more than 731,397 shares, based upon 14,920,839 shares outstanding as of January 8, 2001, and assuming that at the time of exercise, it does not beneficially own any other shares. If the total number of shares outstanding increases, including as a result of issuance of outstanding shares upon exercise of the New Warrants, then the number of shares that Marshall Capital can own at any one time would also increase.

         Marshall Capital Management Inc. is an indirect, wholly-owned subsidiary of Credit Suisse Group, a publicly traded Swiss financial services company. Credit Suisse Group disclaims beneficial ownership of such shares.

(3) Assumes that all of the shares registered under this Registration Statement and Registration Statement No. 333-95333 are sold.

                              PLAN OF DISTRIBUTION

         ON will not receive any proceeds from the sale of the shares. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through the NASDAQ National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

         In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders may also enter into option, swaps, derivatives or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The selling stockholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

         From time to time, the selling stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares form time to time.


         The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by ON. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.


         To the extent required, the specific shares of common stock to be sold, the name of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

         The rules and regulations in Registration M under the Securities Exchange Act of 1934 provide that during the period that any person is engaged in the distribution, as so defined in Regulation M, of our common stock, such person generally may not purchase shares of our common stock. The selling stockholders are subject to applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling stockholders. The foregoing may affect the marketability of the common stock.

         ON has agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares. ON has agreed to indemnify the selling stockholders against certain liabilities, including certain potential liabilities under the Securities Act.

         Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by the selling stockholders hereunder.

                                MATERIAL CHANGES

         All material changes to ON's affairs that have occurred since December 31, 1999 are contained in our filings with the SEC which are incorporated herein by reference.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of common stock offered hereby has been passed upon for ON by Epstein Becker & Green, P.C., Boston, Massachusetts. Gabor Garai, a partner in Epstein Becker & Green, P.C., is the Assistant Secretary of ON.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for ON by Epstein Becker & Green, P.C., Boston, Massachusetts.

                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said Firm as experts in giving said reports.



                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by ON in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and NASDAQ National Market listing fee.

========================================   ==========================
                                           AMOUNT PAID IN CONNECTION
                                           WITH THE EXCHANGE
                                           TRANSACTION
========================================   ==========================
SEC registration fee                       $    612.50
NASDAQ National Market listing fee         $ 17,500.00
Legal fees and expenses                    $  2,000.00
Miscellaneous expenses                     $  1,000.00
========================================   ==========================
Total                                      $ 21,112.50
========================================   ==========================

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article IX of ON's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

         Article VI of ON's By-laws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

         ON has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in ON's By-laws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling ON pursuant to the foregoing provisions, ON has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Registration Rights Agreement dated December 29, 1999, as amended, entered into by ON in connection with the sale of shares of ON common stock and warrants to purchase ON common stock to Castle Creek Technology Partners LLC and Marshall Capital Management, Inc., provides that ON will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ON in which indemnification is being sought, nor is ON aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of ON.

ITEM 16. EXHIBITS

 EXHIBIT NO.                     DESCRIPTION
------------   -----------------------------------------------------------------
   5.1         Opinion of Epstein Becker & Green, P.C.

   23.1 Consent of Arthur Andersen LLP (to be filed by pre-effective amendment)

   23.2        Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)

ITEM 17. UNDERTAKINGS

         The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ON pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 22nd day of January, 2001.




                                         ON TECHNOLOGY CORPORATION

                                         By: /s/ Robert L. Doretti
                                             ----------------------------------
                                             CHIEF EXECUTIVE OFFICER




                                         DIRECTORS:

                                         /s/ Robert L. Doretti
                                         --------------------------------------
                                         Robert L. Doretti



                                         /s/ John Cassarini
                                         --------------------------------------
                                         John Cassarini



                                         /s/ Gina Bornino Miller
                                         --------------------------------------
                                         Gina Bornino Miller

                                  EXHIBIT INDEX




     EXHIBIT NO.                   DESCRIPTION
  ----------------    ----------------------------------------------------------

         5.1          Opinion of Epstein Becker & Green, P.C.


         23.1         Consent of Arthur Andersen LLP


         23.2         Consent of Epstein Becker & Green, P.C. (included in
                      Exhibit 5.1)